Exhibit 4.3
Intercom, Inc.
Amended & Restated
2012 Stock Plan
Originally Adopted on March 21, 2012
As Amended on April 7, 2026

TABLE OF CONTENTS
Page
SECTION 2. ADMINISTRATION.    1
(a)    Committees of the Board of Directors    1
(b)    Authority of the Board of Directors    1
SECTION 3. ELIGIBILITY.    1
(a)    General Rule    1
(b)    Ten-Percent Stockholders    1
SECTION 4. STOCK SUBJECT TO PLAN.    2
(a)    Basic Limitation    2
(b)    Additional Shares    2
SECTION 5. TERMS AND CONDITIONS OF AWARDS OR SALES.    2
(a)    Stock Grant or Purchase Agreement    2
(b)    Duration of Oﬀers and Nontransferability of Rights    2
(c)    Purchase Price    3
SECTION 6. TERMS AND CONDITIONS OF OPTIONS.    3
(a)    Stock Option Agreement    3
(b)    Number of Shares    3
(c)    Exercise Price    3
(d)    Exercisability    3
(e)    Basic Term    3
(f)    Termination of Service (Except by Death)    3
(g)    Leaves of Absence    4
(h)    Death of Optionee    4
(i)    Pre-Exercise Restrictions on Transfer of Options or Shares    4
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(j)    No Rights as a Stockholder    5
(k)    Modiﬁcation, Extension and Assumption of Options    5
(l)    Company’s Right to Cancel Certain Options    5
SECTION 7. PAYMENT FOR SHARES.    6
(a)    General Rule    6
(b)    Services Rendered    6
(c)    Promissory Note    6
(d)    Surrender of Stock    6
(e)    Exercise/Sale    6
(f)    Net Exercise    6
(g)    Other Forms of Payment    6
SECTION 8. RESTRICTED STOCK UNITS.    7
(a)    General    7
(b)    Rights as a Stockholder    7
SECTION 9. ADJUSTMENT OF SHARES    7
(a)    General    7
(b)    Corporate Transactions    8
(c)    Reservation of Rights    9
SECTION 10. PRE-EXERCISE INFORMATION REQUIREMENT.    9
(a)    Application of Requirement    9
(b)    Scope of Requirement    10
SECTION 11. MISCELLANEOUS PROVISIONS.    10
(a)    Securities Law Requirements    10
(b)    No Retention Rights    10
(c)    Treatment as Compensation    10
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(d)    Governing Law    10
(e)    Conditions and Restrictions on Shares    10
(f)    Tax Matters    11
SECTION 12. DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL.    12
(a)    Term of the Plan    12
(b)    Right to Amend or Terminate the Plan    12
(c)    Effect of Amendment or Termination    12
(d)    Stockholder Approval    12
SECTION 13. DEFINITIONS.    12

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Intercom, Inc. Amended & Restated 2012 Stock Plan
SECTION 1. ESTABLISHMENT AND PURPOSE.
The purpose of this Plan is to offer persons selected by the Company an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by acquiring Shares of the Company’s Stock. The Plan provides for the direct award or sale of Shares, the grant of Options to purchase Shares and the grant of Restricted Stock Units. Options granted under the Plan may be ISOs intended to qualify under Code Section 422 or Nonstatutory Options which are not intended to so qualify.
Capitalized terms are defined in Section 13.
SECTION 2. ADMINISTRATION.
Committees of the Board of Directors. The Plan may be administered by one or more Committees. Each Committee shall consist, as required by applicable law, of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.
Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to the terms and conditions of awards granted to Participants outside the United States, the Board of Directors may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so; provided that it may not vary from those Plan terms requiring stockholder approval pursuant to Section 12(d) below. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Purchasers, all Optionees and all persons deriving their rights from a Purchaser or Optionee.
SECTION 3. ELIGIBILITY.
General Rule. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Nonstatutory Options or the direct award or sale of Shares. Only Employees shall be eligible for the grant of ISOs.
Ten-Percent Stockholders. A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the Date of Grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the Date of Grant. For purposes of this

Subsection (b), in determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.
SECTION 4. STOCK SUBJECT TO PLAN.
Basic Limitation. Not more than 24,962,185 Shares may be issued under the Plan (the “Share Reserve”), subject to Subsection (b) below and Section 9(a).1 Subject to the Share Reserve, Subsection (b) below and Section 9(a), the aggregate maximum number of Shares that may be issued pursuant to the exercise of ISOs will be a number of Shares equal to three multiplied by the Share Reserve. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan may not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.
Additional Shares. In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Price, Exercise Price or withholding taxes, such Shares shall remain available for issuance under the Plan. In the event that an outstanding Option or other right for any reason expires or is canceled, the Shares allocable to the unexercised portion of such Option or other right shall be added to the number of Shares then available for issuance under the Plan.
SECTION 5. TERMS AND CONDITIONS OF AWARDS OR SALES.
Stock Grant or Purchase Agreement. Each award of Shares under the Plan shall be evidenced by a Stock Grant Agreement between the Grantee and the Company. Each sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company. Each award of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Grant Agreement between the Grantee and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.
Duration of Oﬀers and Nontransferability of Rights. Any right to purchase Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days (or such other period as may be specified in the Award Agreement) after the grant of such right was communicated to the Purchaser by the Company. Such right is not transferable and may be exercised only by the Purchaser to whom such right was granted.
1 Please refer to Exhibit A for a schedule of the initial Share Reserve and each subsequent increase in the Share Reserve.

Purchase Price. The Board of Directors shall determine the Purchase Price of Shares to be offered under the Plan at its sole discretion. The Purchase Price shall be payable in a form described in Section 7.
SECTION 6. TERMS AND CONDITIONS OF OPTIONS.
Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.
Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant, and in the case of an ISO a higher percentage may be required by Section 3(b). Subject to the preceding sentence, the Exercise Price shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 7. This Subsection (c) shall not apply to an Option granted pursuant to an assumption of, or substitution for, another option in a manner that complies with Code Section 424(a) (whether or not the Option is an ISO).
Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. No Option shall be exercisable unless the Optionee (i) has delivered an executed copy of the Stock Option Agreement to the Company or (ii) otherwise agrees to be bound by the terms of the Stock Option Agreement. The Board of Directors shall determine the exercisability provisions of the Stock Option Agreement at its sole discretion.
Basic Term. The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the Date of Grant, and in the case of an ISO, a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.
Termination of Service (Except by Death). If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following dates:
(i)    The expiration date determined pursuant to Subsection (e) above;

(ii)    The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such earlier or later date as the Board of Directors may determine (but in no event earlier than 30 days after the termination of the Optionee’s Service); or
(iii)    The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.
The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). The balance of such Options shall lapse when the Optionee’s Service terminates. In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).
Leaves of Absence. For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).
Death of Optionee. If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:
(i)    The expiration date determined pursuant to Subsection (e) above; or
(ii)    The date 12 months after the Optionee’s death, or such earlier or later date as the Board of Directors may determine (but in no event earlier than six months after the Optionee’s death).
All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). The balance of such Options shall lapse when the Optionee dies.

Pre-Exercise Restrictions on Transfer of Options or Shares. An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the applicable Stock Option Agreement so provides, a Nonstatutory Option shall also be transferable by gift or domestic relations order to a Family Member of the Optionee. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. In addition, an Option shall comply with all conditions of Rule 12h-1(f)(1) under the Exchange Act until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Such conditions include, without limitation, the transferability restrictions set forth in Rule 12h-1(f)(1)(iv) and (v) under the Exchange Act, which shall apply to an Option and, prior to exercise, to the Shares to be issued upon exercise of such Option during the period commencing on the Date of Grant and ending on the earlier of (i) the date when the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) the date when the Company makes a determination that it will cease to rely on the exemption afforded by Rule 12h-1(f)(1) under the Exchange Act. During such period, an Option and, prior to exercise, the Shares to be issued upon exercise of such Option shall be restricted as to any pledge, hypothecation or other transfer by the Optionee, including any short position, any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act).
No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.
Modiﬁcation, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options or a different type of award for the same or a different number of Shares and at the same or a different Exercise Price (if applicable). The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.
Company’s Right to Cancel Certain Options. Any other provision of the Plan or a Stock Option Agreement notwithstanding, the Company shall have the right at any time to cancel an Option that was not granted in compliance with Rule 701 under the Securities Act. Prior to canceling such Option, the Company shall give the Optionee not less than 30 days’ notice in writing. If the Company elects to cancel such Option, it shall deliver to the Optionee consideration with an aggregate Fair Market Value equal to the excess of (i) the Fair Market Value of the Shares subject to such Option as of the time of the cancellation over (ii) the Exercise Price of such Option. The consideration may be delivered in the form of cash or cash equivalents, in the form of Shares, or a combination of both. If the consideration would be a negative amount, such Option may be cancelled without the delivery of any consideration.

SECTION 7. PAYMENT FOR SHARES.
General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 7. In addition, the Board of Directors in its sole discretion may also permit payment through any of the methods described in (b) through (g) below:
Services Rendered. Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.
Promissory Note. All or a portion of the Purchase Price or Exercise Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.
Surrender of Stock. All or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised.
Exercise/Sale. If the Stock is publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.
Net Exercise. An Option may permit exercise through a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value (determined by the Board of Directors as of the exercise date) that does not exceed the aggregate Exercise Price or the sum of the aggregate Exercise Price plus all or a portion of the minimum amount required to be withheld under applicable tax law (with the Company accepting from the Optionee payment of cash or cash equivalents to satisfy any remaining balance of the aggregate Exercise Price and, if applicable, any additional withholding obligation not satisfied through such reduction in Shares); provided that to the extent Shares subject to an Option are withheld in this manner, the number of Shares subject to the Option following the net exercise will be reduced by the sum of the number of Shares withheld and the number of Shares delivered to the Optionee as a result of the exercise.
Other Forms of Payment. To the extent that an Award Agreement so provides, the Purchase Price or Exercise Price of Shares issued under the Plan may be paid in any other form permitted by the Delaware General Corporation Law, as amended.

SECTION 8. RESTRICTED STOCK UNITS.
General. The Committee may, in its sole discretion, grant to an eligible person under Section 3 hereof, Restricted Stock Units under the Plan. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Vesting conditions may be based on continuing employment (or other Service relationship), achievement of pre-established performance goals and objectives and/or other such criteria as the Committee may determine. Upon the grant of Restricted Stock Units, the Grantee and the Company shall enter into an Restricted Stock Unit Grant Agreement. The terms and conditions of each such Restricted Stock Unit Grant Agreement shall be determined by the Committee and may differ among individual Award Agreements and Grantees. On or promptly following the vesting date or dates applicable to any Restricted Stock Unit, but in no event later than March 15 of the year following the year in which such vesting occurs, unless otherwise determined by the Committee, such Restricted Stock Unit(s) shall be settled in the form of cash or shares of Stock, as specified in the Restricted Stock Unit Grant Agreement. Restricted Stock Units or any Shares acquired upon settlement thereof may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of unless otherwise approved by the Board of Directors or as specified in the Grantee’s Restricted Stock Unit Grant Agreement.
Rights as a Stockholder. A Grantee shall have the rights of a stockholder only as to Shares, if any, acquired upon settlement of Restricted Stock Units. A Grantee shall not be deemed to have acquired any such Shares unless and until the Restricted Stock Units shall have been settled in Shares pursuant to the terms of the Plan and the Restricted Stock Unit Grant Agreement, the Company shall have issued and delivered a certificate representing the Shares to the Grantee (or transferred on the records of the Company with respect to uncertificated stock), and the Grantee’s name has been entered in the books of the Company as a stockholder.
SECTION 9. ADJUSTMENT OF SHARES
General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a reclassification, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company, proportionate adjustments shall automatically be made in each of (i) the number and kind of Shares available for future grants under Section 4, (ii) the number and kind of Shares covered by each outstanding Option and any outstanding and unexercised right to purchase Shares that has not yet expired pursuant to Section 5(b), (iii) the Exercise Price under each outstanding Option and the Purchase Price applicable to any unexercised stock purchase right described in clause (ii) above, (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement and (v) the number and kind of Shares covered by each outstanding Restricted Stock Unit. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a recapitalization, a spin-off, or a similar occurrence, the Board of Directors at its sole discretion may make appropriate adjustments in one or more of the items listed in clauses (i) through (v) above; provided, however, that the Board of

Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 9(a), although the Board of Directors in its sole discretion may make a cash payment in lieu of fractional Shares.
Corporate Transactions. In the event that the Company is a party to a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets, all Shares acquired under the Plan and all Options and other Plan awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board of Directors in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Options and awards (or all portions of an Option or an award) in an identical manner. The treatment specified in the transaction agreement may include (without limitation) one or more of the following with respect to each outstanding Option or award:
(i)    Continuation of the Option or award by the Company (if the Company is the surviving corporation).
(ii)    Assumption of the Option or award by the surviving corporation or its parent, provided, however, that in the case of an assumption of an Option, that such assumption be performed in a manner that complies with Code Section 424(a) (whether or not the Option is an ISO).
(iii)    Substitution by the surviving corporation or its parent of a new option for the Option in a manner that complies with Code Section 424(a) (whether or not the Option is an ISO).
(iv)    Substitution by the surviving corporation or its parent of a new award for an equivalent form of award under the Plan.
(v)    Cancellation of (i) the Option and a payment to the Optionee with respect to each Share subject to the portion of the Option that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Board of Directors in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of the transaction, over (B) the per-Share Exercise Price of the Option (such excess, the “Spread”) or (ii) any other award granted under the Plan and a payment to the Grantee with respect to each Share subject to the portion of the award that is vested as of the transaction date equal to the value, as determined by the Board of Directors in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of the transaction times the number of Shares subject to such vested award (such amount, the “Cash Out Amount”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the Spread or the Cash Out Amount, as the case may be.

In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Stock. If the Spread applicable to an Option is zero or a negative number, then the Option may be cancelled without making a payment to the Optionee.
(vi)    Cancellation of the Option or other award without the payment of any consideration; provided that the Optionee shall be notified of such treatment and given an opportunity to exercise the Option (to the extent the Option is vested or becomes vested as of the effective date of the transaction) during a period of not less than five (5) business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the Optionee a reasonable opportunity to exercise the Option. Any exercise of the Option during such period may be contingent upon the closing of the transaction.
(vii)    Suspension of the Optionee’s right to exercise the Option during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction.
(viii)    Termination of any right the Optionee has to exercise the Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), such that following the closing of the transaction the Option may only be exercised to the extent it is vested.
For the avoidance of doubt, the Board of Directors has discretion to accelerate, in whole or part, the vesting and exercisability of an Option or other Plan award in connection with a corporate transaction covered by this Section 9(b).
Reservation of Rights. Except as provided in this Section 9, a Participant shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 10. PRE-EXERCISE INFORMATION REQUIREMENT.
Application of Requirement. This Section 10 shall apply only during a period that (i) commences when the Company begins to rely on the exemption described in Rule 12h-1(f)(1) under the Exchange Act, as determined by the Company in its sole discretion, and (ii) ends on the earlier of (A) the date when the Company ceases to rely on such exemption, as determined by the Company in its sole discretion, or (B) the date when the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. In addition, this Section 10 shall in no event apply to an Optionee after he or she has fully exercised all of his or her Options.
Scope of Requirement. The Company shall provide to each Grantee the information described in Rule 701(e)(3), (4) and (5) under the Securities Act. Such information shall be provided at six-month intervals, and the financial statements included in such information shall not be more than 180 days old. The foregoing notwithstanding, the Company shall not be required to provide such information unless the Optionee has agreed in writing, on a form prescribed by the Company, to keep such information confidential.
SECTION 11. MISCELLANEOUS PROVISIONS.
Securities Law Requirements. Shares shall not be issued under the Plan unless, in the opinion of counsel acceptable to the Board of Directors, the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements.
No Retention Rights. Nothing in the Plan or in any right or Option granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.
Treatment as Compensation. Any compensation that an individual earns or is deemed to earn under this Plan shall not be considered a part of his or her compensation for purposes of calculating contributions, accruals or benefits under any other plan or program that is maintained or funded by the Company, a Parent or a Subsidiary.
Governing Law. The Plan and all awards, sales and grants under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.
Conditions and Restrictions on Shares. Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Board of Directors may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In addition, Shares issued under the Plan shall be subject to conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.
Tax Matters.
(i)    As a condition to the award, grant, issuance, vesting, purchase, exercise or transfer of any award, or Shares issued pursuant to any award, granted under this Plan, the Participant shall make such arrangements as the Board of Directors may require or permit for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such event. In addition, the required tax withholding obligation may be satisfied, in whole or in part, by the Company (i) withholding from Shares to be issued pursuant to the settlement of an Restricted Stock Unit a number of Shares having an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due or (ii) causing its transfer agent to sell a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due and remitting the proceeds from such sale to the Company.
(ii)    Unless otherwise expressly set forth in an Award Agreement, it is intended that awards granted under the Plan shall be exempt from Code Section 409A, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an award is not exempt from Code Section 409A (any such award, a “409A Award”), any ambiguity in the terms of such award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to Code Section 409A be given effect if such modification would cause the Award to become subject to Code Section 409A unless the parties explicitly acknowledge and consent to the modification as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board of Directors from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a transaction subject to Section 9(b) constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(iii)    Neither the Company nor any member of the Board of Directors shall have any liability to a Participant in the event an award held by the Participant fails to achieve its intended characterization under applicable tax law.
SECTION 12. DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL.
Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to approval of the Company’s stockholders under Subsection (d) below. The Plan shall terminate automatically 10 years after the later of (i) the date when the Board of Directors adopted the Plan or (ii) the date when the Board of Directors approved the most recent increase in the number of Shares reserved under Section 4 that was also approved by the Company’s stockholders. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.
Right to Amend or Terminate the Plan. Subject to Subsection (d) below, the Board of Directors may amend, suspend or terminate the Plan at any time and for any reason.
Effect of Amendment or Termination. No Shares shall be issued or sold and no Option granted under the Plan after the termination thereof, except upon exercise of an Option (or any other right to purchase Shares) or settlement of Restricted Stock Unit granted under the Plan prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.
Stockholder Approval. To the extent required by applicable law, the Plan will be subject to approval of the Company’s stockholders within 12 months of its adoption date. To the extent required by applicable law, any amendment of the Plan will be subject to the approval of the Company’s stockholders within 12 months of the amendment date if it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 9), or (ii) materially changes the class of persons who are eligible for the grant of ISOs. In addition, an amendment effecting any other material change to the Plan terms will be subject to approval of the Company’s stockholder only if required by applicable law. Stockholder approval shall not be required for any other amendment of the Plan.
SECTION 13. DEFINITIONS.
(a)    “Award Agreement” means a Stock Grant Agreement, Stock Option Agreement, Restricted Stock Unit Grant Agreement or Stock Purchase Agreement.
(b)    “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Committee” means a committee of the Board of Directors, as described in Section 2(a).
(e)    “Company” means Intercom, Inc., a Delaware corporation.

(f)    “Consultant” means a person, excluding Employees and Outside Directors, who performs bona fide services for the Company, a Parent2 or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
(g)    “Date of Grant” means the date of grant specified in the applicable Stock Option Agreement, which date shall be the later of (i) the date on which the Board of Directors resolved to grant the Option or (ii) the first day of the Optionee’s Service.
(h)    “Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.
(i)    “Employee” means any individual who is a common-law employee of the Company, a Parent3 or a Subsidiary.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)    “Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.
(l)    “Fair Market Value” means the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.
(m)    “Family Member” means (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Optionee’s household (other than a tenant or employee), (iii) a trust in which persons described in Clause (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in Clause (i) or (ii) or the Optionee control the management of assets and (v) any other entity in which persons described in Clause (i) or (ii) or the Optionee own more than 50% of the voting interests.
(n)    “Grantee” means a person to whom the Board of Directors has awarded Shares or Restricted Stock Units under the Plan.
(o)    “ISO” means an Option that qualifies as an incentive stock option as described in Code Section 422(b). Notwithstanding its designation as an ISO, an Option that does not qualify as an ISO under applicable law shall be treated for all purposes as a Nonstatutory Option.
2 Note that special considerations apply if the Company proposes to grant awards to consultant or advisor of a Parent company.
3 Note that special considerations apply if the Company proposes to grant awards to an Employee of a Parent company.

(p)    “Nonstatutory Option” means an Option that does not qualify as an incentive stock option as described in Code Section 422(b) or 423(b).
(q)    “Option” means an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.
(r)    “Optionee” means a person who holds an Option.
(s)    “Outside Director” means a member of the Board of Directors who is not an Employee.
(t)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(u)    “Participant” means a Grantee, Optionee or Purchaser.
(v)    “Plan” means this Intercom, Inc. Amended & Restated 2012 Stock Plan.
(w)    “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.
(x)    “Purchaser” means a person to whom the Board of Directors has offered the right to purchase Shares under the Plan (other than upon exercise of an Option).
(y)    “Restricted Stock Unit” means an award of phantom stock units to a Grantee, which may be settled in cash or Shares as determined by the Committee, pursuant to Section 9.
(z)    “Restricted Stock Unit Grant Agreement” means the agreement between the Company and the Grantee who is awarded a Restricted Stock Unit under the Plan that contains the terms, conditions and restrictions pertaining to the award of such Restricted Stock Units.
(aa)    “Securities Act” means the Securities Act of 1933, as amended.
(bb)     “Service” means service as an Employee, Outside Director or Consultant.
(cc)     “Share” means one share of Stock, as adjusted in accordance with Section 9 (if applicable).
(dd)    “Stock” means the common stock of the Company.
(ee)    “Stock Grant Agreement” means the agreement between the Company and a Grantee who is awarded Shares under the Plan that contains the terms, conditions and restrictions pertaining to the award of such Shares.

(ff)    “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.
(gg)    “Stock Purchase Agreement” means the agreement between the Company and a Purchaser who purchases Shares under the Plan that contains the terms, conditions and restrictions pertaining to the purchase of such Shares.
(hh)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

Exhibit A
Schedule of Shares Reserved for Issuance under the Plan.

Date of Board Approval	Date of Stockholder Approval	Effective Date / Filing Date of Charter	Number of Shares Added	Cumulative Number of Shares
March 21, 2012	March 21, 2012	March 21, 2012	Not Applicable	569,800
April 5, 2013	April 5, 2013	April 5, 2013	1,326,159	1,895,959
December 31, 2013	December 31, 2013	December 31, 2013	1,141,422	3,037,381
December 21, 2015	December 21, 2015	December 21, 2015	706,670	3,744,051
July 21, 2017	July 28, 2017	July 28, 2017	1,144,839	4,888,890
February 28, 2018	February 28, 2018	March 1, 2018	725,353	5,614,243
January 9, 2019	January 11, 2019	January 14, 2019	1,700,000	7,314,243
March 6, 2020	March 9, 2020	March 9, 2020	1,385,757	8,700,000
July 2, 2020	July 2, 2020	July 2, 2020	1,350,000	10,050,000
May 12, 2021	May 13, 2021	May 14, 2021	1,975,000	12,025,000
March 25, 2022	March 31, 2022	April 5, 2022	280,000	12,305,000
June 20, 2022	June 28, 2022	June 29, 2022	1,665,836	13,970,836
December 27, 2022	January 6, 2023	January 9, 2023	3,800,000	17,770,836
December 16, 2024	January 2, 2025	January 6, 2025	1,594,316	19,365,152
February 2, 2026	February 7, 2026	February 9, 2026	4,911,928	24,277,080
March 26, 2026	April 7, 2026	April 7, 2026	685,105	24,962,185

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APPENDIX 1
UK ADDENDUM TO INTERCOM, INC. AMENDED & RESTATED 2012 STOCK PLAN
Paragraph 1.    General purpose of the UK addendum to the Plan
In accordance with Section 1 of the Plan, the purpose of this UK addendum to the Plan is to enable officers, employees, directors, consultants and any other key persons of the Company and its Subsidiaries who are tax resident in the United Kingdom (the “UK Participants”) to acquire a proprietary interest in the Company. This UK addendum to the Plan shall amend the Plan, solely with respect to the UK Participants, in accordance with the following paragraphs.
Paragraph 2.    Tax Withholding
Section 10 (f) of the Plan shall be replaced with the following:
(i)    Payment by UK Participant. Any Participant who is tax resident in the United Kingdom (each a “UK Participant”) shall, no later than the date as of which the value of any Shares or other amounts received thereunder first becomes includable in the gross income of the UK Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Board of Directors regarding payment of, any Federal, state, or local taxes (domestic or foreign) of any kind (including, but not limited to, any United Kingdom income tax or National Insurance contributions) required by law to be withheld by the Company or any of its Subsidiaries, together (to the extent legally permissible) with any employer’s (secondary) National Insurance contributions which may arise with respect to such income. The Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates (or evidence of book entry) to any UK Participant is subject to and conditioned on any such tax withholding obligations being satisfied by the UK Participant.
Paragraph 3.    Transfer of Burden of Employer’s National Insurance contributions
All UK Participants shall agree with, and undertake to the Company and, if different, to such UK Participant’s employer, that:
(a)    The UK Participant’s employer may recover from such UK Participant, as set out in paragraph 2 above, the whole or any part of any employer’s (secondary) National Insurance contributions payable in respect of any gain realized upon the exercise or release of an Award; and
(b)    The UK Participant shall, if requested by the Company, join with its employer in making an election (in a form approved by HMRC under
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paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the transfer to the UK Participant of the whole, or such part as the Company may determine, of any liability to employer’s (secondary) National Insurance contributions payable in respect of any gain realized upon the exercise or release of an Award.
Paragraph 4.    Section 431 Election
(a)    If so requested by the Committee or the Company, each UK Participant shall, along with the UK Participant’s employer, enter into an election as mentioned in section 431 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) for the full disapplication of Chapter 2 of Part 7 ITEPA (in such form as the Committee or the Company may specify) (a “Section 431 Election”) with respect to any Shares acquired pursuant to the exercise of an Award. If a UK Participant is required to make a Section 431 Election it shall make such election within 14 days following the acquisition of the Shares.
(b)    Each UK Participant shall also make such arrangements as the Committee may require for the satisfaction of any Federal, state, or local taxes (domestic or foreign) of any kind (including, but not limited to, any United Kingdom income tax or National Insurance contributions and including (to the extent legally permissible) with any employer’s (secondary) National Insurance contributions) with respect to such acquisition of Shares as may arise upon the making of such Section 431 Election.
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